Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of December 22, 2014 (the “Effective Date”) by and between Akimbo Financial, Inc., a Texas corporation (“Seller”), and Payment Data Systems, Inc., a Nevada corporation (“Purchaser”).  Seller and Purchaser may be referred to herein individually as a “Party” and together as the “Parties”.

WHEREAS, Seller is in the business of prepaid card program management (referred to hereinafter as the “Business”); and

WHEREAS, Seller desires to sell to Purchaser the Business and substantially all of the assets of Seller, and Purchaser desires to purchase from Seller the Business and such assets, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, warranties, conditions, and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1           Definitions.  Unless otherwise stated or defined in this Agreement, the following terms shall have the following meanings (the following definitions to be equally applicable to both the singular and plural forms of any of the terms herein defined):

“Affiliate” means any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person.  For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

“Consent” means any approval, filing, permission, consent, ratification, waiver or other authorization.

“Contract” means any agreement, contract, personal property lease, real property lease, capital lease, note, loan, evidence of indebtedness, guaranty, purchase order, customer order, letter of credit, franchise agreement, undertaking, covenant-not-to-compete, employment, consulting or independent contractor agreement, license, instrument, obligation or commitment (a) to which a Seller is a party, or (b) by which it or any of the Assets is bound, whether oral or written.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants.

“Governmental Body” means any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

“Known” or “Knowledge” means whenever a statement regarding the existence or absence of facts in this Agreement is qualified by a phrase such as “to such Person’s Knowledge” or “Known to such Person,” it is intended by the Parties that the only information to be attributed to such Person is information actually Known, without  any duty to investigate, to (a) the Person in the case of an individual or (b) in the case of a corporation or other entity an officer as a result of his/her employment by the Company.

“Liens” means all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, claims, rights of first refusal, options, charges, liabilities, obligations, agreements, privileges, liberties, easements, rights-of-way, limitations, reservations, restrictions and other encumbrances of any kind.

“Material Adverse Effect” or “Material Adverse Change” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets (each, taken as a whole) of the applicable Party in the aggregate (other than general economic, competitive or industry conditions which have not had nor might reasonably be expected to have a disproportionate effect on the Business), or (b) the ability of the applicable Party to consummate the transactions contemplated hereby on a timely basis.

“Operative Documents” means this Agreement, the Transition Agreement and all other agreements, instruments, documents, and certificates executed and delivered by or on behalf of the Seller or Purchaser at or before the Closing pursuant to this Agreement.

“Order” means any order, writ, injunction, decree, judgment, award or determination of any court or Governmental Body.

“Permits” means all permits, authorizations, certificates, approvals, registrations, variances, exemptions, rights-of-way, franchises, privileges, immunities, grants, ordinances, licenses and other rights of every kind and character: (a) under any (1) federal, state, local or foreign statute, ordinance or regulation, (2) Order or (3) contract with any Governmental Body; or (b) granted by any Governmental Body.

“Person” means an individual, partnership, joint venture, corporation, limited liability company, bank, trust, or unincorporated organization.

“Securities” means the shares of common stock of the Purchaser, $0.001 par value per share, currently traded on the Over-the-Counter Bulletin Board (OTCBB) and the Over-the-Counter market (OTCQB) under the ticker symbol “PYDS.”

“Schedules” means the schedules delivered by Seller to Purchaser that are referenced in this Agreement and set forth certain information described in this Agreement.

“Third Party” means any Person that is neither a Party to this Agreement nor a subsidiary or Affiliate of any Party to this Agreement.

“Transition Agreement” means the Agreement to be entered into by the Parties at the Closing with an effective date of December 1, 2014, which provides for the continuation of the Business by Seller in the ordinary course following the Closing until such time as Purchaser is able to transition the Business within its own operations.

1.2           Agreement to Purchase and Sell.

(a)           Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase, acquire and take from Seller, all of the assets, rights, properties and privileges of every kind and nature, real and personal, tangible and intangible, absolute and contingent, used by Seller in the operation of the Business, owned or leased by Seller, described in Section 1.2(b) below (all such assets, rights, properties and privileges being herein collectively referred to as the “Assets”), free and clear of all Liens; provided, however, that the Assets shall not include the Excluded Assets (as defined and set forth in Section 1.2(c) below).

(b)           Subject to Section 1.2(c) below, the Assets shall consist of all assets of Seller at the Closing Date (as defined in Section 3.1 below) described in the following Sections 1.2(a)(1) through (9):

(1)           Software.  All right, title and interest of Seller in and to all software technology used by Seller to support the Akimbo prepaid card including, without limitation, all of the software set forth on Schedule 1.2(b)(1), including all proprietary code developed for such software technology whether developed by Seller or Third Parties (collectively, the “Software”).

(2)           Equipment.  All of Seller’s furniture, equipment (including, but not limited to, any and all books, records and warranties to such equipment), computer equipment and printers, together with all intellectual property and software used by Seller in the operation of such computer equipment, but with respect to software other than the Software, only to the extent such intellectual property and software is owned by or freely transferable by Seller, and all of Seller’s rights under any licenses related to Seller’s use of such computer equipment and/or software but only to the extent such licenses are freely transferable by Seller (collectively, the “Equipment”) as listed on Schedule 1.2(b)(2);

(3)           Permits.  All right, title and interest of Seller in, to and under all Permits relating to the Business or all or any of the Assets to the extent freely transferable by Seller, including, but without limitation, those listed on Schedule 1.2(b)(3);

(4)           Intangible Assets.  All right, title and interest of Seller in, to and under all customer lists that are owned by and/or used by Seller in or relating to the Business (a copy of which has been provided to Purchaser), Seller Intellectual Property (as defined herein), covenants by others not to compete, rights and privileges used in the conduct of the Business and the right to recover for infringement thereon, and all goodwill and going concern value associated with the Business;

(5)           Books and Records.  All of Seller’s books, records, papers and instruments of whatever nature and wherever located that relate to the Business or the Assets or which are required or necessary in order for Purchaser to conduct the Business from and after the Closing (as defined in Section 3.1 below) in the manner in which it is presently being conducted, including, without limitation, sales and property tax records and returns, sales records, documents and records related to the Software and the Equipment, supplier data and customer data, but excluding income personnel records, tax records and returns, accounting and financial records, and corporate minute book and stock records of Seller;

(6)           Name.  All of Seller’s right, title and interest (if any) in and to the name “Akimbo”;

(7)           Telephone Numbers.  All right, title and interest of Seller in the telephone and facsimile numbers of the Business;

(8)           Websites.  All right, title and interest of Seller in the Internet website used in the Business as set forth on Schedule 1.2(b)(8);

(9)           All revenue from Seller’s operation of the Business as provided for in Section 1(a) of the Transition Agreement commencing from and after December 1, 2014 (the “Contracts Revenues”); and

(10)           All other Assets which relate to the conduct of the Business.

(c)           Notwithstanding anything herein to the contrary, the Assets shall not include any of Seller’s cash on hand; Seller’s bank accounts; Seller’s cash held in reserve accounts; revenue arising from Seller’s operation of the Business through November 30, 2014 (and therefore not inclusive of the Contracts Revenues which are included in the Assets) (collectively, the “Excluded Assets”); or any Contracts of Seller.

(d)           Assumed Liabilities.  Subject to the terms and conditions set forth herein, Purchaser shall assume and agree to pay, perform and discharge only the following liabilities of Seller up to a collective maximum amount of three hundred thousand US dollars ($300,000.00) (collectively, the ”Assumed Liabilities”), and no other liabilities:

(1)  Trade Accounts Payable.  Those certain trade accounts payable of Seller to third parties in connection with the Business that: (i) remain unpaid and are not delinquent as of the Closing Date; (ii) either are reflected on the Interim Balance Sheet or arose in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet; and (iii) Purchaser agrees in writing, in its sole discretion, that the payable is important to the continued sustainability of the Business; and

(2)  Certain Liabilities.  Certain liabilities arising under the Cardholder-Related Contracts from and after the Closing Date to the extent not offset by Contracts Revenues and subject to the limitations described in Section 1(a) of the Transition Agreement, and those certain liabilities of Seller, other than those liabilities described in Section 1.2(d)(1) and Section 1.2(d)(3), that Purchaser agrees in writing, in its sole discretion, to pay on behalf of Seller; and

(3)   Those liabilities of Seller set forth on Schedule 1.2(d)(3).

1.3           Purchase Price and Payment Thereof.  The aggregate purchase price for the Business and the Assets shall be three million US dollars ($3,000,000.00) in Securities as described in this Section 1.3 below, reduced dollar for dollar by the amount of the Post-Closing Adjustment (as defined and described in Section 1.5 below) (as adjusted and reduced, the “Purchase Price”). The Purchase Price shall be paid by Purchaser by issuing and delivering Securities to Seller and/or Seller’s designees as follows: (i) on or before the expiration of 3 business days following the Closing Date, Purchaser shall issue and deliver (collectively, the “Closing Delivered Securities”) (A) two (2) million US Dollars in Securities (“First Tranche Securities”) valued at the Share Price (as defined below), less the amount of $300,000.00, each Security being issued by the Purchaser unregistered and restricted, and (B) one (1) million US Dollars in Securities (the “Second Tranche Securities”) at the Share Price, less the amount of $450,000.00, each Security being unregistered, restricted and subject to a lock-up period of eighteen (18) months from the Closing Date or the date that is six (6) months after the transfer of the Securities, whichever is later; (ii) on April 1, 2015, Purchaser shall issue and deliver the number of First Tranche Securities (if any) at the Share Price equal to $300,000.00 less the Post-Closing Adjustment; and (iii) on the one-year anniversary of the Closing Date, Purchaser shall issue and deliver the number of Second Tranche Securities (if any) at the Share Price equal to $450,000.00 (the “Holdback Securities”) less any offsets for Purchaser’s claims for indemnification as an Indemnitee pursuant to Article IV below.  The First Tranche Securities will be delivered to Seller and/or its designees set forth on Schedule 1.3 and the Second Tranche Securities will be delivered to Seller and/or those designees of Seller which are set forth on a Second Tranche Designee Notice which Seller shall provide, at its election, to Purchaser at least thirty (30) days prior to the one-year anniversary of the Closing Date; provided, however, Purchaser shall issue Securities to such designees only if such issuance of the Securities to such designees is valid under state and federal securities laws and the designees provide Purchaser with such information as Purchaser reasonably requests to confirm such issuances comply with the law including the representations in Section 2.1(q) below. The final number of Securities to be issued, and the related value per each such Security (the “Share Price”), shall be determined using the average daily closing price for the Securities for the ten (10) business days immediately preceding the Closing Date (whether the Securities are issued and delivered as Closing Delivered Securities, First Tranche Securities issued and delivered on April 1, 2015, or Holdback Securities issued and delivered on the one-year anniversary of the Closing Date), provided that the Share Price of each Security shall not be less than $0.13 nor more than $0.20.

1.4           No Assumption of Seller’s Liabilities.  Notwithstanding the provisions of Section 1.2(d) or any other provision in this Agreement to the contrary, Purchaser does not assume or agree to pay, perform or discharge, and shall not be responsible for, any liabilities or obligations of Seller other than the Assumed Liabilities, whether accrued, absolute, contingent or otherwise (collectively, the “Retained Liabilities”), including, without limitation, liabilities or obligations based on, arising out of or in connection with:

(a)           Any liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, any related transaction documents, and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)           Any defects in products sold or services performed by Seller or similar claim prior to the Closing Date, or any express or implied warranty relating to any such products or services;

(c)           Any Contracts of Seller, or Seller’s defaults under any of Seller’s Contracts;

(d)           Any Federal, state, local or foreign income, sales, employment, real or personal property or other taxes, assessments, fees, levies, imposts, duties, deductions or other charges of any nature whatsoever (including without limitation interest and penalties) imposed by any law, rule or regulation (collectively the “Taxes”) which are attributable or relating to Seller (or any stockholder or affiliate of Seller) or to the Assets, the Assumed Liabilities, or the Business of Seller for any periods ending on or before the Closing Date, or which may be applicable to Seller because of Seller’s sale of the Business or any of the Assets to Purchaser (collectively the “Tax Obligations”);

(e)           Any note payable or account payable (i) to the extent not accounted for on the Interim Balance Sheet; (ii) which constitute intercompany payables owing to Affiliates of Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business, or other obligation to any Person;

(f)           Any payroll and related taxes associated with payroll through the Closing Date;

(g)           Any vacations, sick leave or other liabilities related to employees of Seller and accrued through the Closing Date;

(h)  Any liabilities relating to or arising out of the Excluded Assets;

(i) Any pending or threatened action arising out of, relating to or otherwise in respect of the operation of the Business or the Assets to the extent such action relates to such operation on or prior to the Closing Date;

(j)  Any benefit plan providing benefits to any present or former employee of Seller;

(k)  Any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(l)  Any environmental claims, or liabilities under environmental laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(m)  Any liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Assets issued by the Business’ customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Purchaser pursuant to this Agreement;

(n)  Any liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 4.2 as Seller Indemnitees;

(o)   Any liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and/or

(p)   Any liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any law or governmental order.

1.5           Purchase Price Adjustment.

(a) On or before February 15, 2015, Purchaser shall prepare and deliver to Seller a good faith statement setting forth its calculation of the amount of Assumed Liabilities under subsections 1.2(d)(1), 1.2(d)(2) and 1.2(d)(3) in reasonable detail (the “Assumed Liabilities Statement”) that have been paid by Purchaser and accompanied by reasonable supporting documentation therefor.  Seller shall cooperate fully in the preparation of the Assumed Liabilities Statement.  In addition, Seller and its attorneys and accountants will be entitled to copies of work papers, books and records, and reasonable access to personnel (upon prior written notice, during normal business hours in such a manner so as not to unreasonably interfere with the business of Purchaser) reasonably required to review the Assumed Liabilities Statement provided by Purchaser.  Unless Seller notifies Purchaser in writing within 15 days after receipt by Seller of the Assumed Liabilities Statement of any objections thereto (specifying in reasonable detail the item(s) so disputed together with the basis for such dispute) (the “Dispute Notification Period”), such Assumed Liabilities Statement shall be final and binding for all purposes (it being understood that any item not expressly disputed in writing received by Purchaser within the Dispute Notification Period will become final, binding and conclusive upon the expiration of the Dispute Notification Period).  If Seller gives such notice of objection (including specific items that Seller disputes), then the issues in dispute will be resolved pursuant to Section 1.5(b) below. The “Post-Closing Adjustment” shall be an amount equal to the dollar amount of the Assumed Liabilities on the Assumed Liabilities Statement (as finally determined pursuant to Section 1.5(b) if disputed by Seller), and the Purchase Price shall be reduced dollar for dollar by the dollar amount of the Post-Closing Adjustment.

(b) If Seller timely notifies Purchaser of any objection under Section 1.5(a) above, Seller and Purchaser will attempt in good faith to reach an agreement as to the matter in dispute.  If such parties fail to resolve any such disputed item within 15 days after receipt of timely notice of such objection pursuant to Section 1.5(a), then, upon written request by either Seller or Purchaser, any such disputed item will be submitted to and determined by an independent accounting firm mutually agreed upon by Seller and Purchaser (the “Independent Accounting Firm”).  The Independent Accounting Firm will be given reasonable access to all of the records of Seller and Purchaser to resolve any disputed item regarding the Assumed Liabilities Statement, and will be instructed to submit its determination in writing with respect to any disputed matters in the Assumed Liabilities Statement to Seller and Purchaser within 15 days.  The Independent Accounting Firm will address only those items properly disputed in accordance with this Section 1.5(b) and the Independent Accounting Firm may not assign a value greater than the greatest value or lower than the lowest value for any such item claimed by Seller, on the one hand, or Purchaser, on the other hand.  Seller and Purchaser will be entitled to present any materials they deem appropriate to the Independent Accounting Firm, including a meeting, with all parties present (to the extent such parties desire to be present in such meeting), to discuss their position.  The fees and expenses of such Independent Accounting Firm incurred in resolving the disputed matter will be equitably apportioned by such accountants based on the extent to which Seller, on the one hand, or Purchaser, on the other hand, is determined by such accountants to be the prevailing party in the resolution of each such disputed matter.  If the Independent Accounting Firm is unable to make a determination of which party is the substantially prevailing party, Seller, on the one hand, and the Purchaser, on the other hand, shall equally share the fees and expenses of the Independent Accounting Firm with respect to such matter.  The Assumed Liabilities Statement, properly disputed hereunder will, after resolution of such dispute pursuant to this Section 1.5(b), be final, binding and conclusive on all parties hereto.

(c) If Seller fails to deliver any of the Assets to Purchaser, Purchaser may adjust the Purchase Price dollar for dollar for the amount of such Assets not delivered; provided, that Purchaser, before making such adjustment, shall provide Seller written notice of such failure to deliver such Assets, and Seller shall have five (5) business days to complete the delivery of such Assets to Purchaser.

1.6           Seller’s Payment of Retained Liabilities.  Seller will pay, or make adequate provision for the payment, in full of all of the Retained Liabilities.  If any such Retained Liabilities are not so paid or provided for, or if Purchaser reasonably determines that failure to make any payments will impair Purchaser’s use or enjoyment of the Assets or conduct of the Business previously conducted by Seller with the Assets, Purchaser may, at any time after the Closing Date, elect to make all such payments directly (but will have no obligation to do so) and will be promptly reimbursed by Seller for the amount paid by Purchaser. Notwithstanding the foregoing, Purchaser, before electing to make any such payment directly, shall provide Seller written notice of such failure by Seller, and Seller shall have five (5) business days to either (i) make such payment, or (ii) provide written notice to Purchaser that Seller is contesting such payment in good faith.  In the event Seller provides such notice of contest, Purchaser shall not make such payment of such Retained Liability unless such contest actually and materially impairs Purchaser’s use or enjoyment of the Assets or conduct of the Business.

1.7           Instruments of Transfer; Further Assurances.  In order to consummate the transactions contemplated hereby, at the Closing Seller shall execute and deliver to Purchaser a bill of sale in a form acceptable to Purchaser covering all of the Assets (the “Bill of Sale”).  At the Closing, and at all times thereafter as may be necessary, Seller shall execute and deliver to Purchaser such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Purchaser good and indefeasible title to the Assets and the Business and to comply with the purposes and intent of this Agreement.

1.8           Allocation of Purchase Price.  After the Closing Date, Seller and Purchaser shall allocate the Purchase Price among the Assets in accordance with the methodology set forth on Schedule 1.8, in a manner consistent with the Internal Revenue Code and the regulations thereunder, as agreed by their respective accountants, negotiating in good faith on their behalf.  Such allocations shall be used by the Parties in preparing Form 8594, Asset Acquisition Statement, for Purchaser and Seller and all Tax Returns.  Purchaser and Seller shall each file Form 8594, prepared in accordance with this Section 1.8, with the Tax Return for the period which includes the Closing Date.  All allocations made pursuant to this Section 1.7 shall be binding upon the parties hereto and upon each of their successors and assigns, and the Parties shall report the transactions contemplated by this Agreement in accordance with such allocations. The Parties shall cooperate with one another with respect to the matters set forth in this Section 1.8.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties of Seller.  Seller represents and warrants to Purchaser that the following representations and warranties are true and correct on and as of the Effective Date and will be true, correct and complete as of the Closing Date as though made at such time, and covenants and agrees for the benefit of Purchaser as follows:

(a)           Organization and Good Standing.  Seller is a corporation validly existing and in good standing under the laws of the State of Texas and has the full power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Seller is duly licensed or qualified as a foreign corporation and is in good standing in each jurisdiction where the nature of the properties owned, leased or operated by it or the business transacted by it requires such licensing or qualification except where the failure to be so qualified would not have a Material Adverse Effect on Seller, all of which jurisdictions are listed on Schedule 2.1(a).

(b)           Consents, Authorizations and Binding Effect.

(1)           Seller may execute, deliver and perform this Agreement (including without limitation execution, delivery and performance of the Operative Documents (as herein defined) to which it is a party) without the necessity of Seller obtaining any consent, approval, authorization or waiver or giving any notice or otherwise, except for the Third Party Consents set forth on Schedule 2.1(b)(1) which will be obtained prior to the Closing.

(2)           Seller has the power to enter into this Agreement and to carry out its obligations hereunder.  This Agreement has been duly authorized, executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors.

(3)           The execution, delivery and performance of this Agreement by Seller does not and will not: (i) constitute a violation of its Certificate of Formation or Bylaws; (ii) constitute a violation of any statute, judgment, order, decree or regulation or rule of any Governmental Body applicable or relating to any of the Assets, Business or Seller; or (iii) conflict with, or constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration under, any term or provision of any Contract, commitment, license, franchise, Permit, authorization or any other instrument or obligation to which Seller is a party or by which its Assets are bound, or an event which, with notice, lapse of time, or both, would result in any such conflict, breach, default or right.

(4)           The execution, delivery and performance of the Operative Documents, and the consummation of the transactions contemplated thereby, have been duly authorized and approved by the Board of Directors and shareholders of Seller without dissent.

(c)           Assets.  Seller owns and is transferring good and valid title to the Assets, free and clear of any and all Liens.  Since the date of the Interim Balance Sheet, Seller has not sold, transferred, leased, distributed or otherwise disposed of any of its Assets, or agreed to do so except for sales for products and services in the ordinary course of business.  Seller owns all of the Assets, and does not lease any of its Assets.  The Assets include all assets and rights used to operate the Business as currently conducted.  Seller does not own any real property.

(d)           Contracts.

(1) Schedule 2.1(d) contains an accurate list of all of the following Contracts of Seller:

(i)           any Contract for the lease of personal property from or to Third Parties providing for lease payments in excess of $5,000 per annum or having a remaining term longer than twelve (12) months;

(ii)           any Contract for the purchase or sale of products or for the furnishing or receipt of services by or to Seller (x) which calls for performance over a period of more than one year and is not terminable by Seller for convenience upon less than sixty (60) days prior notice, (y) which involves more than the sum of $10,000, or (z) in which Seller has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)           any Contract concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv)           any Contract under which Seller has incurred, assumed or guaranteed indebtedness for borrowed money or under which Seller has imposed a security interest on any of the Assets;

(v)           any Contract that would reasonably be expected to have the effect of prohibiting or impairing the conduct of the Business as currently conducted;

(vi)           any Contract under which Seller is restricted from selling, licensing or otherwise distributing any of its products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market; or

(vii)           any other Contract with remaining obligations thereunder of Seller to any Third Party, or any Third Party to Seller, of more than $10,000.

(2) Seller has performed all obligations required to be performed by it to the date hereof under the Contracts, and there are no defaults, to the Knowledge of the Seller, by any other party thereto, and to Seller’s Knowledge, no event has occurred (or failed to occur) that, with the passing of time or the giving of notice or both would constitute a default by Seller under any such Contract, including the consummation of the transactions contemplated by this Agreement.

(3) Except as set forth on Schedule 2.1(b)(1), no Consent is required to be obtained from, and no penalty, assessment or special payment is required to be paid to, and no notice is required to be sent to, any Third Party or Governmental Body to consummate the transactions contemplated by this Agreement.

(4) Each Contract is in full force and effect and constitutes a legal, valid, binding agreement, except that the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting rights of creditors and general equitable principles.

(5) Purchaser has been supplied with a true and correct copy of all written Contracts required to be disclosed on Schedule 2.1(d), together with all amendments, waivers or other changes thereto and true and correct written summaries of all oral contracts or agreements.

(e)           Litigation and Compliance With Law.  There are no judgments outstanding and unsatisfied against Seller, the Business or any of the Assets.  There are no claims, actions, suits or proceedings, whether in equity or at law, or governmental or administrative investigations pending or, to the Knowledge of Seller, threatened against Seller, the Business or any of the Assets.  Seller is in compliance in all material respects with, and does conduct its business and operations in compliance in all material respects with, and is not in default or violation in any respect under, any law, regulation, writ, injunction, decree or order applicable to Seller, the Business or any of the Assets, including without limitation all safety and health, antitrust, consumer protection, labor, equal opportunity or discrimination laws, rules and regulations.

(f)           Taxes.  Seller has duly filed when due, including any extensions, all Tax reports and returns in connection with and in respect of the Business, Assets and employees, and has timely paid and discharged all Tax Obligations shown thereon.  Seller has not received notice of any Tax deficiency outstanding, proposed or assessed against or allocable to Seller, nor has Seller executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with the IRS or any other Governmental Body any agreement now in effect extending the period for assessment or collection of any Taxes against Seller.  There are no Tax Liens upon, pending against or, to the Knowledge of Seller, threatened against any of the Assets.

(g)           Employees and Employee Plans.  Schedule 2.1(g) lists all of Seller’s current employees.  Schedule 2.1(g) sets forth, with respect to such Persons, their current hourly rates of compensation, base salaries or other basis for and amount of compensation, their total 2014 compensation through October 31, 2014, their accrued personal leave time (which is utilized by employees for vacation and sick days) as of October 31, 2014, and the commencement date of their employment.  Except as set forth on Schedule 2.1(g), to Seller’s Knowledge, no key employee or group of employees (or independent contractors) have any plans to terminate employment with Seller.  Except as set forth on Schedule 2.1(g), there are no employment, severance or termination agreements, whether written or oral, accruing to the benefit of any officer, employee or independent contractor of Seller.  Except as set forth on Schedule 2.1(g), Seller does not have any pension, 401(k), profit sharing or other plans benefitting its employees (“Employee Benefits”).  All Employee Benefits are in compliance with applicable laws.  All Employee Benefits required to be paid or provided pursuant to any Employee Benefit plan now or formerly in effect with respect to employees or former employees of Seller has been paid or provided (or adequate provision has been made to pay or provide the same, and the same will be paid or provided in full when due).

(h)           Subsidiaries.  Seller does not own any interest in any other corporation, limited liability company, partnership, joint venture, business trust or other legal entity.

(i)           Financial Statements.  The following unaudited financial statements of Seller have been delivered to Purchaser and true and complete copies are attached hereto as Schedule 2.1(i): (i) the unaudited balance sheet as of December 31, 2013, and the related unaudited income statement for the year then ended (collectively the “Annual Financial Statements”); and (ii) the unaudited balance sheet as of October 31, 2014 (the “Interim Balance Sheet”) and the related unaudited income statement for the ten months then ended (collectively, the “Interim Financial Statements”).

(1) The Annual Financial Statements and the Interim Financial Statements have been prepared from the books and records of Seller in accordance with GAAP applied on a consistent basis.

(2) Seller has no Known liabilities other than: (i) those set forth or reserved against in the Interim Balance Sheet; and (ii) those incurred since the date of the Interim Balance Sheet in the ordinary course of business.

(3) The transactions entered therein represent bona fide transactions, the revenues, expenses, assets and liabilities of Seller have been properly recorded in such books in all material respects, and fairly present the financial condition, assets, liabilities, and results of operations of Seller as of the respective dates thereof and for the periods referred to therein.

(j)           No Material Adverse Changes.

(1)           Since the date of the Interim Balance Sheet, there has been no Material Adverse Change in the business, financial condition or results of operations of Seller from that reflected in the Interim Financial Statements.

(2)           Since the date of the Interim Balance Sheet, Seller has: (i) conducted its operations in the ordinary course; (ii) not entered into any transaction or contract, or amended or terminated any transaction or contract, except normal transactions or contracts consistent in nature and scope with prior practices and entered into in the ordinary course of business; (iii) not mortgaged, sold, transferred, distributed or otherwise disposed of any of the Assets; (iv) not experienced any damage, destruction or loss to or of any of the Assets, except to the extent that any such asset damaged, destroyed or lost has been repaired or replaced;  and (v) not made or agreed to make any change in the compensation payable to any employee.

(k)           Licenses and Permits.  Seller possesses all Permits necessary under law or otherwise for Seller to conduct the Business as now being conducted.  Seller is in compliance in all material respects with the terms of such Permits.  None of such Permits have been, or to the Knowledge of Seller, are threatened to be, revoked, canceled, suspended or modified.

(l)           Intellectual Property.

(1) For purposes of this Agreement, the term “Seller Intellectual Property” means all worldwide patents, patent rights, patent applications, registered trademarks and service marks, trademark rights (including but not limited to product names, logos, slogans and tag lines), trademark applications, service mark rights, service mark applications, trade names, registered copyrights, copyright rights, domain names, websites, telephone numbers, electronic mail addresses, social media accounts and  registrations, and all intellectual, industrial software or proprietary rights, rights of publicity and privacy, and trade secrets, technology and know-how, owned or used by any Seller, which are related to or used in connection with the Business of the Sellers, in each case together with any amendments, modifications, improvements, derivative works and supplements thereto and in each case all goodwill associated therewith in connection with the Business in which any such intellectual property is used.

(2) Set forth on Schedule 2.1(l) is a list and brief description of the following Seller Intellectual Property: (i) the Software; (ii) all Seller Intellectual Property that is the subject of registration; (iii) all trade names and domain names; and (iv) all unregistered common law trademark rights.  Seller is not subject to any obligation, including any license or royalty obligation, relating to any product or service that Seller now markets or has marketed.  Seller owns all rights in, or possess adequate licenses or other rights to use, all Software and Seller Intellectual Property.  Schedule 2.1(l) sets forth any Seller Intellectual Property that is not owned by Seller and describes Seller’s valid license or other right to allow it use of such Third Party intellectual property (other than “click through”, shrink wrap or other standard form licenses for commercially available software).  To Seller’s Knowledge, Seller’s operation of the Business and the use of the Seller Intellectual Property does not infringe upon or conflict with the right of any Third Party and none of the Seller Intellectual Property infringes any copyright, trademark, patent, trade secret, or other right of any Third Party.  All employees and independent contractors (including consultants) that have participated in the development or creation of the Software and Seller Intellectual Property have executed appropriate assignment agreements, pursuant to which each such employee or independent contractor has assigned to Seller all of its rights, in and to all Seller Intellectual Property, ideas, inventions, processes, works of authorship, and other work products that relate to the Business, and that were conceived, created, authored, or developed, in whole or in part, by such employee or independent contractor.  No past or present employee or independent contractor of Seller has an ownership interest, license, permission, or other right in or to any such Seller Intellectual Property.  To Seller’s Knowledge, there are no facts, circumstances or information that reasonably could be expected to adversely affect, limit, restrict, impair or impede the ability of Purchaser to use and practice the Seller Intellectual Property upon the Closing in the same manner as currently used and practiced by Seller.  Seller has materially complied in all respects with all applicable laws relating to the collection and use of personally identifiable information, and has the right to use the personally identifiable information in the Business being sold for the purpose such information is used.  Seller has complied with its published privacy policies, if any, and the execution of this Agreement and consummation of the transaction hereunder complies with Seller’s privacy policies and all laws relating to privacy and data security.

(m)                 Insurance.  Seller is currently insured by insurers unaffiliated with Seller with respect to its properties, assets and operation of its Business in such amounts and against such risks that are customary for the type of business conducted by such Seller with customary deductibles and retained amounts.  Set forth on Schedule 2.1(m) is a complete and accurate list and description of all insurance policies, including fire, liability, product liability, errors and omissions, workers’ compensation, health and other forms of insurance, currently issued to Seller with respect to its business, properties or assets.  With respect to each insurance policy listed on Schedule 2.1(m): (1) the policy is legal, valid, binding and in full force and effect; and (2) Seller is not in default under the respective policy.  Except as set forth on Schedule 2.1(m), there are no claims by Seller pending under any such policies and Seller has not been informed that coverage has been questioned, denied or disputed by the underwriters of such policies with respect to any such claims.

(n)           Warranties.  Except for warranties made to customers in the ordinary course of business set forth on Schedule 2.1(n), Seller has not made, and does not make, any express or implied warranty or guaranty as to services or goods provided by Seller.  There is no pending or, to the Knowledge of Seller, threatened claim alleging any breach of any warranty or guaranty other than as fully reserved for on the Interim Balance Sheet.  To Seller’s Knowledge, Seller does not have any liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold by Seller prior to the Closing Date

(o) No Brokers.  Seller has no liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated hereby, and Seller has not retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

(p) Absence of Undisclosed Liabilities.  Seller has no liability, regardless of when asserted, arising out of or from or in connection with transactions entered into or acts or omissions at or prior to the Closing that are required to be set forth on a balance sheet that has been prepared in accordance with GAAP, except for: (i) liabilities reflected or reserved against in the Interim Balance Sheet; and (ii) those liabilities incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice, none of which individually or in the aggregate have had, and would not reasonably expected to have, a Material Adverse Effect on Seller.

(q) Securities Restrictions.  Seller and its designees understand that (i) the Securities are speculative investments, (ii) the Securities are “restricted securities” as defined under Rule 144 promulgated under the Securities Act, (iii) there are restrictions on the transferability of the Securities under the Securities Act and similar state securities laws, (iv) it may not be possible to liquidate an investment in the Securities immediately, (v) Seller and its designees are able to bear the economic risk of this investment, to hold the Securities indefinitely, and presently to afford a complete loss of this investment, and (vi) Seller and its designees have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the Securities and of making an informed investment decision.

(r) Securities Legend. Seller and its designees consent to the placement of a legend on any stock certificate evidencing the Securities being delivered to Seller or its designees, which legend shall be in form as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY SIMILAR STATE SECURITIES LAWS.  WITHOUT REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT UPON AN OPINION OF COUNSEL TO THE PURCHASER THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND ANY SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND/OR APPLICABLE STATE SECURITIES LAWS AND/OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.”

(s) Disclosure.  No representation or warranty by Seller contained in this Agreement, and no statement contained in the Schedules or any Operative Document, certificate or other instrument delivered to or to be delivered by or on behalf of Seller pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

2.2           Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller that the following representations and warranties are true and correct on and as of the Effective Date and will be true, correct and complete as of the Closing Date as though made at such time, and covenants and agrees for the benefit of Seller as follows:

(a)           Organization and Good Standing of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Purchaser has the corporate power and authority to own, lease and operate all properties and assets now owned, leased or operated by it and to carry on its business as now conducted.

(b)           Consents, Authorizations and Binding Effect.

(1)           Purchaser may execute, deliver and perform this Agreement (including without limitation execution, delivery and performance of the Operative Documents to which it is a party) without the necessity of Purchaser obtaining any consent, approval, authorization or waiver or giving any notice or otherwise.

(2)           Purchaser has the power to enter into this Agreement and to carry out its obligations hereunder.  This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors.

(3)           The execution, delivery and performance of this Agreement by Purchaser does not and will not: (i) constitute a violation of its Articles of Incorporation or Bylaws; (ii) constitute a violation of any statute, judgment, order, decree or regulation or rule of any Governmental Body applicable or relating to Purchaser; or (iii) conflict with, or constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration under, any term or provision of any contract, agreement, lease, promissory note, mortgage, deed of trust, commitment, license, franchise, Permit, authorization or any other instrument or obligation to which Purchaser is a party, or an event which with notice, lapse of time, or both, would result in any such conflict, breach, default or right.

(4)           The execution, delivery and performance of the Operative Documents, and the consummation of the transactions contemplated thereby, have been duly authorized and approved by the Board of Directors of Purchaser without dissent.

(c) Purchaser Public Disclosure Documents.   Purchaser has filed with the Securities and Exchange Commission (the “Commission”) all reports, schedules, forms, statements and other documents required to be filed with the Commission since December 31, 2011 (collectively, the “Purchaser Public Disclosure Documents”).  As of their respective dates, the Purchaser Public Disclosure Documents complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, and the rules and regulations of the Commission promulgated thereunder, and none of the Purchaser Public Disclosure Documents at the time they were filed or as of the Closing Date contained or contain any untrue statement of a material fact or omitted or omit to state a material fact required to be stated therein or necessary in order to make the statements made, not misleading.  The financial statements of Purchaser included in the Purchaser Public Disclosure Documents complied, as of their respective dates of filing with the Commission, in all material respects with all applicable accounting requirements and the rules and regulations of the Commission, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the Commission), applied on a consistent basis during the periods involved (expect as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Purchaser and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of notes).  As of the date of this Agreement, since the date of the most recent audited financial statements included in the Purchaser Public Disclosure Documents, there has not been any change, or application or request for any change, by Purchaser or any of its subsidiaries in accounting principles, methods or policies for financial accounting or tax purposes.

(d) No Brokers.  Purchaser has no liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated hereby, and Purchaser has not retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

2.3           Survival of Representations and Warranties.  The representations and warranties of the Parties contained in this Agreement or any schedule or exhibit or other writing delivered pursuant to the provisions of this Agreement shall survive the Closing until the first anniversary of the Closing Date.

ARTICLE III
CLOSING

3.1           Closing Date and Location.    The closing for the consummation of the purchase and sale contemplated by this Agreement (the “Closing”) shall, unless another date or place is agreed to in writing by the Parties, take place in San Antonio, Bexar County, Texas on the Effective Date, or such other date as the Parties may agree upon, or remotely via the exchange of this Agreement and the Operative Documents and signatures by electronic mail, courier, facsimile and/or hand delivery (the “Closing Date”).  The effective time of Closing shall be 11:59 p.m. on the Closing Date.

3.2 Deliveries by Seller.  At the Closing, in addition to any other documents or agreements required under this Agreement, Seller shall deliver to Purchaser the following (in each case duly executed if the item is an Operative Document):

(a) The Assets;

(b) A certificate of the Secretary of Seller attaching and certifying as to: (1) authorizing resolutions of the shareholders and the Board of Directors of Seller approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (2) the incumbency and signatures of the Persons signing this Agreement and the other agreements contemplated hereby on behalf of Seller;

(c) A Certificate of Good Standing for Seller from the State of Texas;

(d) The Bill of Sale;

(e) The Transition Agreement;

(f) All necessary Consents from Third Parties set forth on Schedule 2.1(b)(1);

(g) All source codes for the Software, access codes, information, documents and reports used by Seller in the Business or needed to fully access, utilize and obtain the full benefit of the Assets;

(h)  Non-competition agreements in a form acceptable to Purchaser by each of the Persons set forth on Schedule 3.2(h).

(i)   Employment agreement in a form acceptable to Purchaser by Houston Frost.

(j)   Each of the Persons set forth on Schedule 3.2(j) agree to be employees of Purchaser immediately following the Closing on an at-will basis.  Purchaser will offer continued or transitional employment to all of Seller’s employees; provided, however that all such employees meet and comply with Purchaser’s ordinary course hiring and new employment processes and requirements for similarly situated employees.  Purchaser will have no responsibility for severance payment or for payment of compensation or benefits for services rendered by any employee of Seller on or before the Closing Date.  Notwithstanding anything in this Agreement to the contrary, no such continuing employee or other employee of Seller shall be deemed to be a third-party beneficiary of this Agreement.

3.3           Deliveries by Purchaser.  At the Closing, in addition to any other documents or agreements required under this Agreement, Purchaser shall deliver to Seller the following (in each case duly executed if the item is an Operative Document):

(a)  A certificate of the Secretary of Purchaser attaching and certifying as to: (1) authorizing resolutions of the Board of Directors of Purchaser approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (2) the incumbency and signatures of the Persons signing this Agreement and the other agreements contemplated hereby on behalf of Purchaser.

(b)  Instruction letter from the Purchaser to the Purchaser’s stock transfer agent designating the Securities for the Closing Delivered Securities to be transferred to the Seller and/or its designees.

(c)   The Transition Agreement.

3.4    Litigation Support.  In the event, and for so long as, any Party actively is contesting or defending against any legal action in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other Party will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its then-current personnel at reasonable times and upon reasonable notice, and provide such testimony and access to its books and records as will be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification for such cost and expense under Article IV).

ARTICLE IV
INDEMNIFICATION

4.1           Indemnification by Seller.  Seller agrees to indemnify and hold Purchaser and Purchaser’s shareholders, directors, officers, Affiliates, employees and agents harmless from any and all damages, losses, shortages, liabilities, payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including without limitation, reasonable attorneys’ fees) of any kind or nature whatsoever (collectively the “Damages”), directly or indirectly resulting from, relating to, or arising out of: (i) any breach of or inaccuracy in any representation or warranty of Seller contained in Section 2.1 hereof; (ii) any of Seller’s Retained Liabilities; (iii) any Taxes which are payable or accruable by Seller or the Business prior to the Closing Date; (iv) the non-performance, partial or total, of any covenant or agreement of Seller contained in this Agreement, any Operative Document or any instrument or agreement delivered pursuant to this Agreement; and/or (v) Seller’s ownership and operation of the Business prior to the Closing Date.

4.2           Indemnification by Purchaser.  Purchaser agree to indemnify and hold Seller and Seller’s officers, directors, shareholders, Affiliates, employees and agents harmless from any and all Damages directly or indirectly resulting from, relating to, or arising out of: (i) any breach of or inaccuracy in any representation or warranty of Purchaser contained in Section 2.2 hereof, (ii) any liability of Purchaser or the Business acquired by Purchaser pursuant to this Agreement and arising on or after the Closing Date, except for any of Seller’s Retained Liabilities; (iii) any Taxes which are payable or accruable by Purchaser or the Business on or after the Closing Date; (iv) the non-performance, partial or total, of any covenant or agreement of Purchaser contained in this Agreement, any Operative Document or any instrument or agreement delivered pursuant to this Agreement; and/or (v) Purchaser’s ownership and operation of the Business after the Closing Date.

4.3           Claims for Indemnification.  Whenever any claim arises for indemnification hereunder, the indemnified party (the “Indemnitee”) shall notify the indemnifying party (the “Indemnitor”) in writing by registered or certified mail promptly after the Indemnitee has actual knowledge of the facts constituting the basis for such claim (the “Notice of Claim”).  Such notice shall specify all material facts known to the Indemnitee giving rise to such indemnification right, and to the extent practicable, the amount or an estimate of the amount of the liability arising therefrom.  The failure of any Indemnitee to promptly notify the Indemnitor shall not relieve the Indemnitor of its obligation to indemnify with respect to such action and shall not relieve the Indemnitor of any other liability which it may have to any Indemnitee unless such failure to notify the Indemnitor prejudices the rights of the Indemnitor.

4.4           Right to Defend.  If the facts giving rise to any such claim for indemnification involve any actual or threatened claim or demand by any Third Party against the Indemnitee, the Indemnitor shall be entitled (without prejudice to the right of the Indemnitee to participate in the defense of such claim or demand at its expense through counsel of its own choosing) to assume the defense of such claim or demand in the name of the Indemnitee at the Indemnitor’s expense and through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnitee, if it gives written notice to the Indemnitee within forty-five (45) days after receipt of the Notice of Claim that the Indemnitor intends to assume the defense of such claim and acknowledges its liability to indemnify the Indemnitee for any losses resulting from such claim; provided, however, that if the Indemnitor does not elect to assume the defense of any claim, then (a) the Indemnitor shall have the right to participate in the defense of such claim or demand at its expense through counsel of its own choosing, provided the Indemnitee shall control the defense of such claim, (b) the Indemnitee may settle any such claim without the consent of the Indemnitor, however, the Indemnitor may not settle any such claim without the prior written consent of the Indemnitee; and (c) Section 4.5 above shall be inapplicable.  Whether or not the Indemnitor does choose to so defend such claim, the Parties shall cooperate in the defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be requested in connection therewith.

4.5           Settlement.  Except as provided in Section 4.4 above, (i) the Indemnitee shall make no settlement of any claim that would give rise to liability on the part of the Indemnitor under an indemnity contained in this Article IV without the written consent of the Indemnitor, which consent shall not be unreasonably withheld and (ii) the Indemnitor can settle without the consent of the Indemnitee only if the settlement involves only the payment of money for which the Indemnitor will be fully liable and has the capacity to pay.  No other settlement of any claim may be made without the consent of both the Indemnitee and Indemnitor, which consent shall not be unreasonably withheld.

4.6           Claim Reduction.  Any claim for indemnification under this Article IV shall be reduced to the extent of any Third Party insurance (excluding any deductibles or arrangements in the nature of a financing) or condemnation payment actually received by the Indemnitee.

4.7           No Third Party Beneficiaries.  The foregoing indemnification is given solely for the purpose of protecting the Parties and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon, any other Person.

4.8           Limitations.    Except with respect to Damages arising from or relating to (i) fraud, willful misrepresentation or intentional breach, (ii) the Retained Liabilities, or (ii) any liability of Seller for breaches of Article V hereof, from and after the Closing, the sole and exclusive remedy of the Purchaser and its related Indemnitees against Seller for any and all Damages under this Agreement will be capped at an amount equal to $500,000.  Subject to the preceding sentence, Seller will not be liable for any Damages for which indemnity is claimed under Section 4.1, except to the extent the aggregate Damages therefrom exceed $5,000.00 in a single occurrence or $20,000.00 in the aggregate (the “Deductible”), in which case Seller will be liable to Purchaser for all such Damages in excess of the Deductible.

4.9           Investigation or Knowledge.  Notwithstanding anything to the contrary herein, the right of any Party hereto to indemnification, payment of Damages or other remedies will not be affected in any way by any investigation conducted or knowledge (whether actual, constructive or imputed) acquired at any time by such Party with respect to the accuracy or inaccuracy of or compliance with or performance of, any representation, warranty, covenant, agreement or obligation or by the waiver of any condition.

4.10           Materiality.  Notwithstanding anything to the contrary herein, for the sole purpose of determining the amount of any Damages (as opposed to whether a breach has occurred), each representation and warranty herein will be deemed made without any qualifications or limitations as to materiality and, without limiting the foregoing, the word “material” and words of similar import will be deemed deleted from any such representation or warranty.

4.11           Offset.  Any Purchaser Indemnitee shall have the right to offset any amounts for which it or any other Purchaser Indemnitee is entitled to indemnification under this Article IV against the Holdback Securities.

ARTICLE V
NONCOMPETITION AND NONSOLICITATION

5.1    Noncompetition.  For a period of five (5) years after the Closing Date, Seller will not, anywhere in the United States of America, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the Business (“Competing Business”), provided, however, that Seller may purchase or otherwise acquire up to (but not more than) three percent (3%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on a national securities exchange.

5.2    Nonsolicitation and Nonhire.  For a period of five (5) years after the Closing Date, Seller will not, directly or indirectly: (a) solicit the business of any Person who is a customer of Purchaser or its Affiliates for the purpose of a Competing Business; (b) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Purchaser or its Affiliates to cease doing business with Purchaser or its Affiliates, to deal with any competitor of Purchaser or its Affiliates or in any way interfere with its relationship with Purchaser or its Affiliates, all of the foregoing solely as it relates to the Business; or (c) hire, retain or attempt to hire or retain any employee of Purchaser or its Affiliates (current, or former if such Person was an employee or independent contractor in the twelve-month period prior to the relevant time period) or in any way interfere with the relationship between Purchaser or its Affiliates and any of its employees or independent contractors.  Notwithstanding the foregoing nor any other provision herein to the contrary, nothing in item (c) above shall prohibit the recruiting or hiring of any individual that is recruited or hired in response to any “help wanted” general advertisement or other general solicitation seeking employees, whether made on a national, local or regional basis.

5.3    Modification of Covenant.  If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.1 or Section 5.2 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  This Article V will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  Seller acknowledges and agrees that this Article V is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Business and Assets.

5.4    Enforcement of Covenant.  The Parties agree that the remedy of damages at law for the breach of any of the covenants contained in this Article V is an inadequate remedy.  In recognition of the irreparable harm that a violation by Seller of any of the covenants, agreements or obligations arising under this Article V would cause Purchaser or its Affiliates, Seller agrees that in addition to any other remedies or relief afforded by law, a preliminary and permanent injunction against an actual or threatened violation or violations may be issued against Seller without showing actual monetary damages or posting of a bond or other security.  In the event of an action to enforce the covenants in this Article V, Purchaser or its Affiliates will be entitled to be reimbursed by Seller for reasonable attorneys’ fees and other expenses incurred by Purchaser or its Affiliates with respect to such enforcement action if Purchaser or its Affiliate is the prevailing Party therein.

ARTICLE VI
MISCELLANEOUS

6.1           Expenses.  Except as otherwise specifically provided herein, the Parties shall each bear their own legal fees, accounting fees and other costs and expenses with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transaction hereunder.

6.2           Entire Agreement.  This Agreement, the Schedules and exhibits hereto, the Operative Documents, and the related documents referred to herein, contain, and are intended by the Parties as a final expression of, the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior oral or written agreements, arrangements or understandings with respect thereto, including without limitation any term sheet or letter of intent, and including that certain Letter of Intent dated October 28, 2014 between the Parties.

6.3           Descriptive Headings.  The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

6.4           Notices.  Any notice or other communications which are required or permitted hereunder shall be in writing and shall be delivered either personally, by registered or certified mail (postage prepaid and return receipt requested), or by express courier or delivery service, addressed as follows:

If to Seller:                                      Akimbo Financial, Inc.
Attn:  Mr. Houston Frost, President and CEO
110 East Houston Street, 7th Floor
San Antonio, Texas  78205

With a copy to the following, which will not constitute notice:

Michael Dunn, Esq.
Phillips & Reiter, PLLC
6805 N. Capital of Texas Highway, Suite 318
Austin, Texas  78731

If to Purchaser:                                      Payment Data Systems, Inc.
Attn:  Mr. Louis Hoch, President and COO
12500 San Pedro, Suite 120
San Antonio, Texas  78216

With a copy to each of the following, which will not constitute notice:

Jack L. Hunter, Esq.
Jack L. Hunter, P.C.
9901 IH-10 West, Suite 450
San Antonio, Texas  78230

and

Amy Trombly, Esq
Trombly Business Law, P.C.
1434 Spruce Street, Suite 100
Boulder, Colorado  80302

or at such other address and number as either Party shall have previously designated by written notice given to other Party in the manner hereinabove set forth.  Notices shall be deemed given when received if hand-delivered, and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if sent by express courier or delivery service, or sent by certified or registered mail.

6.5           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, and is performable in Bexar County, Texas.

6.6           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, legal representatives and assigns. This Agreement shall not be assignable otherwise than by operation of law by any Party without the prior written consent of the other Party, and any purported assignment by any Party without the prior written consent of the other Parties shall be void.

6.7           Waivers and Amendments.  Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing.  A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

6.8           Illegalities.  In the event that any provisions contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the Party for whose benefit the provision exists, be in any way impaired.

6.9           Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.

6.10           Cost of Litigation.  If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with this Agreement or the transactions contemplated hereby, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in connection with such action or proceeding, in addition to any other relief to which it or they may be entitled.

6.11           No Presumption Against Drafter.  The Parties agree understand and agree that (i) this Agreement is freely negotiated by both Parties, and (ii) in any controversy, dispute or contest over the meaning, interpretation, validity or enforceability of this Agreement or any Operative Document or any of its or their terms or conditions, there shall be no inference, presumption or conclusion drawn against either Party by virtue of that Party having drafted this Agreement or any portion thereof.

6.12           Jurisdiction and Venue.  The Parties agree that any action or proceeding arising out of or related in any way to this Agreement shall be brought solely in a Texas state district court of competent jurisdiction sitting in San Antonio, Bexar County, Texas.

6.13           Facsimile or .pdf Signatures.  The Parties hereto and their respective successors and assigns are hereby authorized to rely upon the signatures of each person and entity who is a Party to this Agreement which are delivered by facsimile or as a .pdf email attachment as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with original ink signatures of each person and entity.

6.14    Publicity.  Each of the Parties to this Agreement will not, and will cause their respective Affiliates not to, disclose to the public (by means of any press release, public statement, public filing with a regulatory body or otherwise) or to any other Person the terms and conditions of this Agreement or the transactions contemplated hereunder, or the substance of the negotiations between the Parties hereto regarding such terms and conditions, except (a) as agreed to by Seller and Purchaser prior to such disclosure, or (b) as required by law, regulation or court order and any such release or statement will be subject to prior review by Purchaser.

6.15    Seller’s Name Change.  On or within five (5) business days following the Closing Date, Seller will take any and all action required to amend Seller’s organizational documents, and all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name, in Purchaser’s sole judgment, to avoid confusion.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the Effective Date.

SELLER:

AKIMBO FINANCIAL, INC.

By:           /s/ Houston Frost
Name: Houston Frost
Title: President and CEO

PURCHASER:

PAYMENT DATA SYSTEMS, INC.

By:           /s/ Louis Hoch
Name: Louis A. Hoch
Title: President and COO

Seller Schedules
to
Asset Purchase Agreement

The attached Seller Schedules are dated as of December 22, 2014 and delivered pursuant to the execution of that certain Asset Purchase Agreement dated as of December 22, 2014 (the “Agreement”), by and between Payment Data Systems, Inc., a Nevada corporation (“Purchaser”), and Akimbo Financial, Inc., a Texas corporation (“Seller”).  Each exception to a representation and warranty of the Seller set forth in these Seller Schedules shall qualify the specific representation and warranty which is referenced in the applicable section of these Seller Schedules, and no other representation or warranty.  The inclusion of any information in these Seller Schedules shall in no manner constitute a representation or admission by Seller that such item is material as contemplated by the Agreement or otherwise.  All capitalized terms used in these Seller Schedules and not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

Schedule 1.2(b)(i) – Software

1)	Akimbo Dashboard 2.0: Cardholder Management and Customer Service Web Applications

Code base: HTML / HTML5 / Javascript / PHP / MySQL

Lines of code: 166,960

Description: Fully-adaptive, feature-rich cardholder management web-based application.

Features:

Balance
Transaction Review
Add Notes / Photos to Transactions
View Direct Deposit Number
Find Cash Load Locations
Initiate Bank Load (ACH)
Set Up / Manage Recurring Bank Loads (ACH)
Initiate Withdrawals to Bank (ACH)
Set Up / Manage Recurring Withdrawals to Bank (ACH)
Send Money to Other Cardholders
Send Money via Email
Request Money Features
Bill Payment Functionality
Add Sub-Cards
Manage Sub-Cards (including disable, activate, auto-load, review balances and transactions)

2)	Enrollment Web Application, API 1.0, Fraud Scripts, Daily Job Scripts

Code base: HTML / HTML5 / Javascript / PHP / MySQL

Lines of code: 126,731

Enrollment Description/Features: Fully-adaptive enrollment web-based application that processes new cardholder applications and registration of instant issuance cards. Processes KYC via API with appropriate vendor and opens new accounts on processor platform via API.

API 1.0 Description: Powers iPhone app 1.0 features and functions.

Fraud and Daily Job Scripts Description/Features:

Bank to Card scripts/filters:

a.	Auto-move to ManBankVer after 3 failed ACBankReg
b.	Auto-move from ATMR to GPR_NR after 60 days.
c.	Manual B2C ‘Suspected return’ script (checks for scheduled/in progress b2c’s and moves to b2c_rest and then fblocks).
d.	Auto B2C return script (auto-initiated after CH has ACH reverse/decline).
e.	Auto-move from ManBankVer to GPR_NR after successful addition of bank acct.
f.	B2C scheduled for over $249 alert (auto-moves CH to ATMR)
g.	Recurring B2C. We do this in-house instead of relying upon i2c.
h.	Send funds from bank account. This script checks for the bank transfer to be posted and then sends funds to the recipient.

Misc. Customer Activity:

i.	Fblock after potential fraudulent POS Return.
j.	Bill Payment notification after request bill pay.
k.	ATMR induced FBlock alert.
l.	ATMR ‘Contagion’ (spread via C2C transfers)
m.	Shared spending limits for Primary and Supplementary cards (ie, $2,500 daily spending, $520 daily ATM, etc.) Note: 2 scripts. One to restrict, one to unrestrict.
n.	Akimbo Fraud Summary. Sends out a summary of all fraud activity every 2 hours.
o.	SMS notifications
p.	Transaction photos and notes migration script. Moves photos and notes from preauth transaction to settled transaction.
q.	Mixpanel Integration

Promotions:

r.	Promo code fulfillment

3)	Akimbo Mobile App 1.0 – iOS, native

Code base: Objective-C
Lines of code: 9,732

Description: Fully featured cardholder management iPhone application.

Features:

Balance
Transaction Review
Add Notes / Photos to Transactions
Share Transactions via Facebook
Initiate Bank Load (ACH)

Ingo Money SDK integration (Check Load)
Send Money to Cardholders
Send Money via Email
Send Money via SMS
Request Money Features
Quick PIN login feature

4)	Akimbo Mobile App 2.0 - iOS/Android, native

Code base: Titanium / Javascript
Lines of code: 3,519

Description: Fully featured cardholder management iPhone and Android applications. One code base to power native Android and iPhone apps via Titanium. Currently under development. Expected completion date: February 28, 2015.

Features: Currently under development. Will have all features of Web Application and more.

5)	Akimbo API 2.0

Code base: Go

Lines of code: 1,481

Description: Universal API that will be used to power both Web and Mobile applications when complete. The API could also be extended to third-parties for white-label product and processing customers. Currently under development. Expected completion date: March 31, 2015.

Open Source and Licensed Software Used:

Open Source Code

●	MySQL (relational database)
●	Centos (OS for QA servers)
●	Redhat (OS for production servers)
●	Drupal CMS (content management system for homepage)
●	Git (version control system for code base)
●	Google PageSpeed (page caching system)
●	OSSEC (intrusion detection system)
●	Mod Security (web application firewall)
●	Apache HTTP Server (web server)
●	PHP (web scripting language)
●	Go Programming Language (programming language used in API 2.0)
●	Objective-C & Xcode (programming language and IDE used in iPhone app)
●	Tinyproxy (proxy server)

●	Zend Framework (backend PHP framework)
●	jQuery (frontend Javascript framework)
o	Ajax Upload
o	HighCharts
o	jQuery Mask
o	jQuery UI
●	SASS (frontend CSS framework)
●	Facebook SDK
●	Get Satisfaction SDK
●	PHP Pass (backend encryption library)
●	CodeCeption (PHP unit testing framework)
●	Selenium (PHP unit testing framework)
●	Symfony (PHP unit testing framework)
●	PHP Unit (PHP unit testing framework)
●	Flurry SDK (mobile analytics)
●	HockeyApp SDK (mobile crash reporter)
●	Titanium Framework (mobile Javascript framework)
●	Twilio PHP

Licensed Software

●	Ingo Money (Mobile / iOS SDK)
●	DecisionLogic (Web application, API and embedded HTML)

See license information for all Software in Section 2.1(l)

Schedule 1.2(b)(2) – Equipment

	Original Cost	In Service	Accumulated Depreciation	Residual Value
5 Office Desks	$465	4/1/2011	$261	$204
1 Office Desk	$108	4/1/2011	$61	$47
2 Office Chairs	$195	4/1/2011	$110	$85
Epson LCD Projector	$606	4/1/2011	$341	$265
Polycom Conf. Phone	$292	4/1/2011	$164	$128
ASUS Computer	$487	4/1/2011	$347	$140
Dell Monitor 20''	$130	5/27/2011	$93	$37
Apple iPad	$391	6/24/2011	$278	$113
1 Igloo Ice Chest	$108	8/29/2011	$61	$47
2 Igloo Ice Chest	$216	9/7/2011	$122	$94
3 ASUS Laptop Computers	$1,234	10/4/2011	$879	$355
2 Office Chairs	$298	1/7/2012	$116	$182
Office Artwork (2 framed photos)	$120	4/12/2012	$51	$69
iMac A1311 (21/5'', 2/5Ghz, 4GB Ram)	$1,000	6/3/2013	$200	$800
HP Desktop Computer	$271	9/10/2014	$0	$271
Total Equipment	$5,921		$3,084	$2,837

Schedule 1.2(b)(3) – Permits

N.A.

Schedule 1.2(b)(8) – Websites

akimbocard.com

akimbodeals.com

akimbodebit.com

akimboit.com

akimbonews.com

akimboprepaid.com

myakimbo.com

newsakimbo.com

akimbo.info

Domains registered with 101domain.com:

akim.bo

Schedule 1.2(c) – Excluded Assets

Operating Account (Frost Bank)

Reserve Account (The Bancorp Bank)

Negative Balance Account (The Bancorp Bank)

Promotional Funds Account (The Bancorp Bank)

Schedule 1.2(d)(3) – Other Assumed Liabilities

None

Schedule 1.3 – Seller’s Designees of First Tranche Securities

Schedule 1.7 – Allocation of Purchase Price

To be provided to Seller within 30 days’ of Closing.

Schedule 2.1(a) – Other Jurisdictions

N.A.

Section 2.1(b)(1) – Third Party Consents

●
Seller is required to provide notice of the execution of the Agreement to VISA U.S.A. Inc. under the terms of the Promotional Prepaid Card Agreement dated as of August 1, 2012, between Seller and VISA U.S.A. Inc.

●	There are no Liens on any of Seller’s Assets and thus no Third Party Consents required of any creditors of Seller. All debt instruments set forth in Schedule 2.1(d) below are unsecured.

Schedule 2.1(d) – Contracts

(i)

N.A.

(ii)

●	Promotional Prepaid Card Agreement dated as of August 1, 2012, between Seller and VISA U.S.A. Inc.

●	Electronic Transaction Processing Services Agreement dated as of December 6, 2010, and as amended on March 18, 2013, between Seller and i2c, Inc.

●	Referral and Co-Marketing Agreement dated as of December 6, 2013, between Seller and Winslow Swart

●	Referral and Co-Marketing Agreement dated as of March 26, 2013, between Seller and Consumer Financial Solutions, LLC

●	Referral and Co-Marketing Agreement dated as of September 13, 2012, between Seller and Smarteys, Inc.

●	Referral and Co-Marketing Agreement dated as of November 21, 2013, between Seller and CyberX, LLC

●	Referral and Co-Marketing Agreement dated as of September 23, 2013, between Seller and Finance and Thrift

●	Referral and Co-Marketing Agreement dated as of October 8, 2013, between Seller and Guadalupe Bank

●	Referral and Co-Marketing Agreement dated as of August 11, 2013, between Seller and Medina General Contracting, LLC

●	Referral and Co-Marketing Agreement dated as of June 22, 2012, between Seller and PayTap, Inc.

●	Referral and Co-Marketing Agreement dated as of May 21, 2013, between Seller and King Sparks

●	Referral and Co-Marketing Agreement dated as of March 11, 2012, between Seller and StudentRate, LLC

●	Membership Agreement dated as of June 12, 2012, between Seller and Prepaid Resources, LLC

(iii)

N.A.

(iv)

●	Demand Promissory Note dated as of August 8, 2013, between Seller and Thomas O. Turner in the amount of $75,000

●	Demand Promissory Note dated as of September 10, 2013, between Seller and Louise C. Frost in the amount of $25,000

●	Demand Promissory Note dated as of September 24, 2013, between Seller and Thomas O. Turner in the amount of $25,000

●	Demand Promissory Note dated as of November 12, 2013, between Seller and Thomas C. Frost, Jr. in the amount of $25,000

●	Convertible Promissory Note dated as of June 6, 2012, between Seller and Donald B. Frost in the amount of $39,824

●	Convertible Promissory Note dated as of June 6, 2012, between Seller and Lou Eda K. Nixon in the amount of $59,791

●	Convertible Promissory Note dated as of June 6, 2012, between Seller and Louise C. Frost in the amount of $10,000

●	Convertible Promissory Note dated as of June 21, 2012, between Seller and Justin Alden in the amount of $25,000

●	Convertible Promissory Note dated as of August 29, 2012, between Seller and J.E. Smothers, Jr. Irrevocable Trust No. 1 in the amount of $35,000

●	Convertible Promissory Note dated as of October 11, 2012, between Seller and Austin Rosenthal in the amount of $25,000

●	Convertible Promissory Note dated as of November 29, 2012, between Seller and Thomas O. Turner in the amount of $50,000

●	Convertible Promissory Note dated as of December 27, 2012, between Seller and Thomas O. Turner in the amount of $25,000

●	Convertible Promissory Note dated as of January 16, 2013, between Seller and Thomas O. Turner in the amount of $30,000

●	Convertible Promissory Note dated as of January 31, 2013, between Seller and Thomas O. Turner in the amount of $10,000

●	Convertible Promissory Note dated as of February 4, 2013, between Seller and Louise C. Frost in the amount of $25,000

●	Convertible Promissory Note dated as of February 15, 2013, between Seller and Thomas O. Turner in the amount of $25,000

●	Convertible Promissory Note dated as of February 19, 2013, between Seller and Thomas C. Frost, Jr. in the amount of $100,000

●	Convertible Promissory Note dated as of March 31, 2013, between Seller and Thomas O. Turner in the amount of $75,000

●	Convertible Promissory Note dated as of March 31, 2013, between Seller and Whittington America, Ltd. in the amount of $250,000

●	Convertible Promissory Note dated as of March 31, 2013, between Seller and JWJ Equities, LLC in the amount of $13,000

●	Convertible Promissory Note dated as of March 31, 2013, between Seller and Donnell Development, LLC in the amount of $20,000

●	Convertible Promissory Note dated as of March 31, 2013, between Seller and Louise C. Frost in the amount of $26,232

●	Convertible Promissory Note dated as of March 31, 2013, between Seller and Lou Eda K. Nixon in the amount of $26,093

●	Convertible Promissory Note dated as of October 9, 2013, between Seller and Lou Eda K. Nixon in the amount of $25,000

●	Convertible Promissory Note dated as of October 25, 2013, between Seller and Thomas O. Turner in the amount of $25,000

●	Convertible Promissory Note dated as of November 20, 2013, between Seller and Patricia H. Frost in the amount of $25,000

●	Convertible Promissory Note dated as of December 12, 2013, between Seller and Thomas O. Turner in the amount of $25,000

●	Convertible Promissory Note dated as of December 23, 2013, between Seller and James Korth in the amount of $25,000

●	Convertible Promissory Note dated as of January 16, 2014, between Seller and Tim Johnson in the amount of $20,000

●	Convertible Promissory Note dated as of January 16, 2014, between Seller and Thomas O. Turner in the amount of $25,000

●	Convertible Promissory Note dated as of January 16, 2014, between Seller and Frank M. Stockton in the amount of $10,000

●	Convertible Promissory Note dated as of February 12, 2014, between Seller and FKO Enterprises, Ltd. in the amount of $50,000

●	Convertible Promissory Note dated as of February 28, 2014, between Seller and 186K Ventures, LLC in the amount of $20,000

●	Convertible Promissory Note dated as of March 13, 2014, between Seller and Raymond Tolson, IV in the amount of $10,000

●	Convertible Promissory Note dated as of March 28, 2014, between Seller and Louise C. Frost in the amount of $25,000

●	Convertible Promissory Note dated as of April 7, 2014, between Seller and Hunt Cairns in the amount of $10,000

●	Convertible Promissory Note dated as of April 16, 2014, between Seller and Greenhouse Investment Fund, LP in the amount of $50,000

●	Convertible Promissory Note dated as of April 30, 2014, between Seller and Lou Eda K. Nixon in the amount of $25,000

●	Convertible Promissory Note dated as of June 4, 2014, between Seller and C. David and Mary Gartley Living Trust in the amount of $50,000

●	Convertible Promissory Note dated as of June 4, 2014, between Seller and Harvey Gartley in the amount of $50,000

●	Convertible Promissory Note dated as of June 16, 2014, between Seller and David Aaronson in the amount of $50,000

●	Convertible Promissory Note dated as of August 30, 2014, between Seller and Lou Eda K. Nixon in the amount of $25,000

●	Convertible Promissory Note dated as of September 3, 2014, between Seller and Walter and Cathy Isaacson in the amount of $100,000

●	Convertible Promissory Note dated as of September 10, 2014, between Seller and Hall Phoenix/Inwood, Ltd. in the amount of $125,000

●	Convertible Promissory Note dated as of December 9, 2014, between Seller and Kennedy Sutherland, LLP in the amount of $25,000

(v)

N.A.

(vi)

N.A.

(vii)

●	Promotional Prepaid Card Agreement dated as of August 1, 2012, between Seller and VISA U.S.A. Inc.

Schedule 2.1(g) – Employees and Employee Plans

Employees:

1)	Houston Frost – President and Chief Executive Officer

Current Annual Salary:

Total 2014 Compensation (through 10/31/2014) :

Accrued Personal Leave Time (through 10/31/2014):

Used Personal Leave Time (through 10/31/2014):

Employment Commencement Date:

2)	Garrett Cox – Vice President of Risk and Operations

Current Annual Salary:

Total 2014 Compensation (through 10/31/2014):

Accrued Personal Leave Time (through 10/31/2014):

Used Personal Leave Time (through 10/31/2014):

Employment Commencement Date:

3)	Matthew Decker – Senior Vice President of Technology

Current Annual Salary:

Total 2014 Compensation (through 10/31/2014):

Accrued Personal Leave Time (through 10/31/2014):

Used Personal Leave Time (through 10/31/2014):

Employment Commencement Date:

4)	Vilmar Morgan – Vice President of Marketing and Design

Current Annual Salary:

Total 2014 Compensation (through 10/31/2014):

Accrued Personal Leave Time (through 10/31/2014):

Used Personal Leave Time (through 10/31/2014):

Employment Commencement Date:

5)	Blake Berry – Account Manager

Current Annual Salary:

Total 2014 Compensation (through 10/31/2014):

Accrued Personal Leave Time (through 10/31/2014):

Used Personal Leave Time (through 10/31/2014):

Employment Commencement Date:

6)	Chad Sahlhoff – Frontend Developer

Current Annual Salary:

Total 2014 Compensation (through 10/31/2014):

Accrued Personal Leave Time (through 10/31/2014):

Used Personal Leave Time (through 10/31/2014):

Employment Commencement Date:

Employee Plans:

1)	Akimbo Financial, Inc. 2012 Long-Term Incentive Plan (LTIP)

Adopted by the Board of Directors: April 3, 2012

Approved by the Shareholders: June 8, 2012

Maximum Incentive Stock Options Available: 300,000 shares

2)	Seller Paid Employee Health Insurance

Plan Provider: Humana, Inc.

Employee coverage paid by Seller 100%; dependent coverage not paid by Seller.

Schedule 2.1(i) – Financial Statements

The Financial Statements are attached to these Seller Schedules as Annex 2.1(i) which is incorporated herein by reference.

Schedule 2.1(l) – Seller Intellectual Property
Seller does not own any issued Patents and has no pending Patent applications or applications in the process of being prepared for filing.

Seller does not have any registered Copyrights or applications pending for registration of Copyrights.

The following summarizes Seller’s registered Trademarks:

1) Word Mark – “AKIMBO”

IC 009. US 021 023 026 036 038. G & S: computer application software for mobile phones, namely, software for banking, bill payments, and electronic funds transfers; magnetically encoded debit cards. FIRST USE: 20120302. FIRST USE IN COMMERCE: 20120302

Serial Number: 85003331

Registration Number: 4143214

Filing Date: 3/31/2010

Registration Date: 5/15/2012

2) Word Mark – “AKIMBO”

IC 036. US 100 101 102. G & S: Banking in the nature of debit card services; issuance of prepaid debit cards; electronic account services, namely, providing online stored value accounts in an electronic environment; bill payment services; electronic funds transfer; payment processing services that allow users to pay bills and process payments using mobile phones. FIRST USE: 20110504. FIRST USE IN COMMERCE: 20110504

Serial Number: 85003324

Registration Number: 3982459

Filing Date: 3/31/2010

Registration Date: 6/21/2011

3) Word Mark + Design

IC 009. US 021 023 026 036 038. G & S: Computer application software for mobile phones, namely, software for banking, bill payments, and electronic funds transfers; magnetically encoded debit cards. FIRST USE: 20120302. FIRST USE IN COMMERCE: 20120302

IC 036. US 100 101 102. G & S: Banking in the nature of debit card services; issuance of prepaid debit cards; electronic account services, namely, providing online stored value accounts in an electronic environment; bill payment services; electronic funds transfer; payment processing services that allow users to pay bills and process payments using mobile phones. FIRST USE: 20110504. FIRST USE IN COMMERCE: 20110504

Design Search Code: 02.11.09 - Bodies, human (without hands or feet); Dummies, (without hands or feet); Human bodies or dummies without heads or feet; Mannequins (without hands or feet); Torso, human 26.03.21 - Ovals that are completely or partially shaded

Description of Mark: Color is not claimed as a feature of the mark. The mark consists of an abstract representation of a human torso including the arms and head. The head is an oval shape positioned above a second shape representing the arms and torso. The arms are positioned akimbo. Below the design is the wording "akimbo".

Serial Number: 85202511
Registration Number: 4147438
Filing Date: 12/21/2010
Registration Date: 5/22/2012

4) Word Mark – “DON”T CHANGE YOUR BANK, JUST YOUR CARD”

IC 036. US 100 101 102. G & S: Banking in the nature of debit card services; issuance of prepaid debit cards; electronic account services, namely, providing online stored value accounts in an electronic environment; bill payment services; electronic funds transfer; payment processing services that allow users to pay bills and process payments using mobile phones. FIRST USE: 20110504. FIRST USE IN COMMERCE: 20110504

Serial Number: 85235445
Registration Number: 4106775
Filing Date: 2/7/2011
Registration Date: 2/28/2012

5) Design Only

IC 009. US 021 023 026 036 038. G & S: Computer application software for mobile phones, namely, software for banking, bill payments, and electronic funds transfers; magnetically encoded debit cards. FIRST USE: 20120302. FIRST USE IN COMMERCE: 20120302

Design Search Code: 02.11.09 - Bodies, human (without hands or feet); Dummies, (without hands or feet); Human bodies or dummies without heads or feet; Mannequins (without hands or feet); Torso, human 26.03.21 - Ovals that are completely or partially shaded

Description: Color is not claimed as a feature of the mark. The mark consists of an abstract representation of a human torso including the arms and head. The head is an oval shape positioned above a second shape representing the arms and head. The arms are positioned akimbo.

Serial Number: 85202593
Registration Number: 4158597
Filing Date: 12/21/2010
Registration Date: 6/12/2012

6) Design Only

IC 036. US 100 101 102. G & S: Banking in the nature of debit card services; issuance of prepaid debit cards; electronic account services, namely, providing online stored value accounts in an electronic environment; bill payment services; electronic funds transfer; payment processing services that allow users to pay bills and process payments using mobile phones. FIRST USE: 20110504. FIRST USE IN COMMERCE: 20110504

Design Search Code: 02.11.09 - Bodies, human (without hands or feet); Dummies, (without hands or feet); Human bodies or dummies without heads or feet; Mannequins (without hands or feet); Torso, human 26.03.21 - Ovals that are completely or partially shaded

Description: Color is not claimed as a feature of the mark. The mark consists of an abstract representation of a human torso including the arms and head. The head is an oval shape positioned above a second shape representing the arms and head. The arms are positioned akimbo.

Serial Number: 85976027
Registration Number: 4106920
Filing Date: 12/21/2010
Registration Date: 2/28/2012

The following are the domain names registered by Seller:

Domains registered with Network Solutions:

akimbocard.com

akimbodeals.com

akimbodebit.com

akimboit.com

akimbonews.com

akimboprepaid.com

myakimbo.com

newsakimbo.com

akimbo.info

Domains registered with 101domain.com:

akim.bo

The following is a list of proprietary, licensed and open source software used in the Seller’s IP:

* Denotes Software owned by Seller

Application/Package	License	Description	Modifications	Distributed to clients
*Akimbo Dashboard 2.0	Proprietary	Fully-responsive, cardholder management and customer service web applications.	N.A.	No
*Enrollment Web Application	Proprietary	Fully-responsive web-based enrollment application for new cardholder enrollments and card registrations.	N.A.
*Akimbo API 1.0	Proprietary	API for Akimbo Mobile App 1.0	N.A.

*Fraud Scripts and Filters	Proprietary	Numerous scripts used in the management of fraud, primarily with new account fraud management.	N.A.
*Miscellaneous Daily Job Scripts	Proprietary	Scripts used in the management of bank transfers, SMS notifications, photo and note attachments to transactions, etc.	N.A.
*Akimbo Mobile App 1.0 (iOS)	Proprietary	Full-featured cardholder management iPhone application.	N.A.
*Akimbo Mobile App 2.0 (iOS/Android/Titanium)	Proprietary	Full-featured cardholder management iPhone and Android application. Currently under development.	N.A.
*Akimbo API 2.0	Proprietary	API for web and mobile applications. Currently under development.	N.A.
MySQL	http://www.mysql.com/about/legal/licensing	Relational database used all Akimbo products.	No	No
Centos	http://www.redhat.com/licenses/rhel_rha_eula.html	Operating system used for QA servers.	No	No
Redhat	http://www.redhat.com/licenses/rhel_rha_eula.html	Operating system used for production servers.	No	No
Drupal CMS	http://www.gnu.org/licenses/old-licenses/gpl-2.0.html	Content management system used for akimbocard.com home page.	No	No
Git	http://opensource.org/licenses/GPL-2.0	Version control system for all code bases.	No	No
Google PageSpeed	http://www.apache.org/licenses/LICENSE-2.0	Page caching system used for all Akimbo websites to decrease page load times.	No	No

OSSEC	http://www.ossec.net/?page_id=52	Intrusion detection system that monitors all server traffic.	No	No
Mod Security	http://www.apache.org/licenses/LICENSE-2.0	Web application firewall for monitoring and logging all server traffic.	No	No
Apache HTTP Server	http://httpd.apache.org/docs/2.2/license.html	Web server responsible for delivering web pages to clients.	No	No
PHP	http://php.net/license/	Web scripting language used in most of Akimbo’s code bases.	No	No
Go Programming Language	https://golang.org/LICENSE	Programming language used for new API 2.0.	No	No
Objective-C & Xcode	https://developer.apple.com/programs/terms/ios/standard/ios_program_standard_agreement_20140909.pdf	Programming language and IDE used for Akimbo iPhone app.	No	No
Titanium SDK	http://www.appcelerator.com/legal/open-source-attribution/	Software development kit used for new Akimbo iPhone and Android 2.0 apps.	No	No
Facebook SDK	http://www.apache.org/licenses/LICENSE-2.0.html	Software development kit used to integrate with Facebook.	No	No
PHP Pass	http://www.gnu.org/licenses/old-licenses/gpl-2.0.html	Encryption and hashing library for PHP.	No	No
Twilio PHP	https://github.com/twilio/twilio-php/blob/master/LICENSE	Software development kit used to integrate with Twilio SMS service.	No	No
SASS	http://sass-lang.com/documentation/file.MIT-LICENSE.html	Frontend CSS framework used by Akimbo web app.	No	No

jQuery	https://jquery.org/license/	Frontend Javascript framework used by Akimbo web app.	No	No
Zend Framework	http://framework.zend.com/license	PHP framework used by Akimbo web app.	No	No
Codeception	https://github.com/Codeception/Codeception/blob/2.0/readme.md	PHP unit testing framework used by Akimbo web app.	No	No
Selenium	http://www.apache.org/licenses/LICENSE-2.0	PHP unit testing framework used by Akimbo web app.	No	No
Symfony	http://symfony.com/doc/current/contributing/code/license.html	PHP framework used by Codeception.	No	No
PHP Unit	https://github.com/sebastianbergmann/phpunit/blob/master/LICENSE	PHP unit testing framework used by Akimbo web app.	No	No
Flurry SDK	http://www.flurry.com/legal-privacy/terms-service/flurry-analytics-terms-service	iOS analytics platform.	No	No
HockeyApp SDK	https://github.com/bitstadium/HockeySDK-iOS/blob/develop/LICENSE	iOS testing and deployment
Tinyproxy	https://git.banu.com/tinyproxy/tree/COPYING	Proxy server for all outbound server traffic.	No	No
Ingo SDK	Contact Ingo Money, Inc.	Software development kit which integrates Ingo RDC services into Akimbo iOS app.	No	No
Decision Logic Widget/API	Contact Decision Logic / Clarilogic, Inc.	Widget and API used for bank account verification on Akimbo web app.	No	No

Schedule 2.1(m) – Insurance

1)	General Liability Policy / Commercial Insurance Policy #WS209916

Northfield Insurance Company, 385 Washington Street, St. Paul, MN 55102, 1-800-237-9334

Policy Period: 1/7/2014 to 1/7/2015
Total Premium: $768.83

Limits of Insurance –
Each Occurance Limit: $1,000,000
Damage to Premises Rented: $100,000
Medical Expense Limit: $5,000
General Aggregate Limit: $2,000,000

Akimbo Office Address: 110 E Houston Street, 7th Floor, San Antonio, TX 78205

Additional Certificate Holder: The Bancorp Bank

2)	Worker Compensation and Employer’s Liability Policy #WZD-9518511-02

The Hanover Insurance Group, 5910 North Central Expressway, Suite 850, Dallas, TX 75206 1-800-628-0250 (Elizabeth Beshai) OR 1-800-608-8141
Policy Period: 4/16/2014 to 4/16/2015

Total Premium: $1,122

Limits of Insurance –

Bodily Injury By Accident: $1,000,000 (each accident)
Bodily Injury By Disease: $1,000,000 (each employee)
Bodily Injury By Disease: $1,000,000 (policy limit)

Locations Covered:

A)	110 E Houston St, 7th Floor, San Antonio, TX 78205

B)	188 State Street, Apt GDN, Brooklyn, NY 11201

1)	Term Life Insurance Policy on Thomas O. Turner (Key Man Insurance) #6984024

Ohio National Financial Services (Agent: Sheri Smyth, Frost Insurance Agency, 3707 Richmond Ave, Houston, TX 77046, 1-713-388-1253)
Plan: 10 Year Flex Term Series VII
Effective Date: 12/06/2011
Expiry: 12/06/2080

Annual Premium: $324.94

Death Benefit Amount: $1,000,000

Schedule 2.1(n) – Warranties

The Privacy Policy and Cardholder Agreement for the Akimbo Visa Prepaid Card issued by The Bancorp Bank, Member FDIC is attached to these Seller Schedules as Annex 2.1(n).

Schedule 3.2(h) – Persons to Execute Non-Competition Agreements

Houston Frost

Thomas Turner

Dustin Donnell

Schedule 3.2(j) – Employees to be Hired by Purchaser

Houston Frost

Matthew Decker

Garrett Cox

Vilmar Morgan

Chad Sahlhoff

Blake Berry

Annex 2.1(i) – Financial Statements

Akimbo Financial, Inc.
Income Statement
(cash basis, values in US dollars, unaudited)

	2014	2013	2012	2011	2010
	through Nov. 30th, 2014	as of Dec. 31st, 2013	ending Dec. 31st 2012	ending Dec. 31st 2011	ending Dec. 31st 2010
					(company founded Jan. 22nd, 2010)
Total Revenue	$212,396	$91,472	$232,625	$4,008	$-
Cost of Goods Sold	335,433	269,937	236,107	64,568	-
Gross Profit	(123,037)	(178,465)	(3,481)	(60,560)	-

Operating Expense
Consulting and Professional	2,576	32,795	55,223	32,346	-
Design	55	10,874	29,056	9,215	-
Legal	6,039	5,685	14,811	46,564	5,000
Meals and Entertainment	1,064	1,187	1,893	2,159	-
Marketing, Advertisement, and Promotion	20,607	129,580	19,931	73,650	-
Office, Insurance, and Miscellaneous	23,124	21,273	52,522	12,303	-
Payroll Expenses	288,578	303,893	280,710	138,411	-
Employee Benefits	6,015	7,685	11,638	6,635	-
Processor and Network Fees (Non-COGS)	5,200	10,100	4,100	2,600	-
Rent Expense	9,200	19,519	23,698	20,521	-
Software/Website Development & IT	82,487	77,676	179,269	180,834	-
Total Operating Expense	444,946	620,266	672,853	525,238	5,000
Net Operating Income	$(567,983)	$(798,732)	$(676,334)	$(585,798)	$(5,000)

Other Income (Expense)
Fraud Loss / Negative Balance Card Accts.	(15,425)	(3,165)	(2,346)	(83)	-
Professional Services Income	-	-	228	5,491	-
Depreciation	(34,720)	(39,680)	(40,251)	(30,103)	-
Interest Expense	(8)	(3,671)	(4,736)	(1,566)	-
Total Other Income (Expense)	(50,153)	(46,516)	(47,105)	(26,260)	-
	-	-
Net Income	$(618,136)	$(845,247)	$(723,439)	$(612,059)	$(5,000)

Akimbo Financial, Inc.
Balance Sheet
(cash basis, values in US dollars except share data, unaudited)

	2014	2013	2012	2011	2010
	through Nov. 30, 2014	as of Dec. 31st, 2013	as of Dec. 31st, 2012	as of Dec. 31st, 2011	as of Dec. 31st 2010
ASSETS:
Current Assets:
Cash and Cash Equivalents:
Operating Account (Frost Bank)	$56,233	$9,281	$15,582	$79,540	$174,231
Akimbo Promotional Account (The Bancorp Bank)	54	185	141	4,129	-
Akimbo Prepaid Corporate Cards	51	32	43	106
Total Cash and Cash Equivalents	56,338	9,499	15,766	83,775	174,231
Total Current Assets	56,338	9,499	15,766	83,775	174,231
Other Assets:
Bancorp Reserve Account	15,000	15,000	15,000	15,000	-
Negative Balance Reserve Acct	5,000	5,000	5,000	5,000	-
Office Security Deposit	-	-	3,341	-	-
Total Other Assets	20,000	20,000	23,341	20,000	-

Furniture and Equipment	5,931	5,661	4,661	4,233	1,666
Less Accumulated Depreciation	4,033	3,084	2,000	732	-
Furniture and Equipment, net	1,899	2,577	2,661	3,501	1,666
Intangible Assets	422,101	422,101	422,101	422,101	302,762
Less Accumulated Amortization	140,722	106,950	68,354	29,371	-
Intangible Assets, net	281,379	315,151	353,747	392,730	302,762

TOTAL ASSETS	$359,616	$347,226	$395,515	$500,005	$478,660
LIABILITIES & EQUITY:
Liabilities:
Current Liabilities:
Short-Term Loans	$-	$-	$-	$8,600	$-
Payroll Liabilities	(10,540)	3,934	7,300	5,375	5,160
Total Current Liabilities	(10,540)	3,934	7,300	13,975	5,160

Other Liabilities:
Convertible Promissory Notes	1,639,940	994,940	269,615	75,000	-
Demand Notes	150,000	150,000	75,000	-	-
Total Other Liabilities	1,789,940	1,144,940	344,615	75,000	-
Total Liabilities	1,779,400	1,148,873	351,915	88,975	5,160
Stockholders' Equity:
Series A Preferred Stock (par $0.01; 485,715 shares authorized as of November 30, 2014, 449,913 shares issued as of November 30, 2013)	4,499	$4,499	$4,499	$2,591	$-
Common Stock (par $0.01; 5,000,000 authorized as of November 30, 2013, 2,759,000 shares issued as of November 30, 2013)	27,590	27,590	27,590	27,370	26,820
Additional Paid-In Capital, Series A Preferred	782,849	782,849	782,849	450,748	-
Additional Paid-In Capital, Common	569,160	569,160	569,160	547,380	451,680
Retained Earnings	(2,185,745)	(1,340,498)	(617,059)	(5,000)	-
Net Income	(618,136)	(845,247)	(723,439)	(612,059)	(5,000)
Total Stockholders' Equity	(1,419,784)	(801,647)	43,600	411,030	473,500
TOTAL LIABILITIES & EQUITY	$359,616	$347,226	$395,515	$500,005	$478,660

Annex 2.1(n) – Warranties

Excerpts from the Cardholder Agreement for the Akimbo Visa Prepaid Card:

Returns and Refunds

If you are entitled to a refund for any reason for goods or services obtained with your Card, you agree to accept credits to your Card for such refunds and agree to the refund policy of that merchant. The Issuer or Akimbo Financial, Inc. is not responsible for the delivery, quality, safety, legality or any other aspects of goods or services that you purchase from others with a Card. All such disputes must be addressed and handled directly with the merchant from whom those goods or services were provided.

Card Replacement

If you need to replace your Card for any reason, please contact us at 1-855-5-AKIMBO (1-855-525-4626); or login to your Card Account at www.akimbocard.com to request a replacement Card. You will be required to provide personal information which may include your Card number, full name, transaction history, etc. There is a fee for replacing your Card.

Our Liability for Failure To Complete Transactions

If we do not properly complete a transaction from your Card on time or in the correct amount according to our Agreement with you, we will be liable for your losses or damages. However, there are some exceptions. We will not be liable, for instance:

If through no fault of ours, you do not have enough funds available on your Card to complete the transaction;

If a merchant refuses to accept your Card;

If an ATM where you are making a cash withdrawal does not have enough cash;

If an electronic terminal where you are making a transaction does not operate properly, and you knew about the problem when you initiatedthe transaction;

If access to your Card has been blocked after you reported your Card lost or stolen;

If there is a hold or your funds subject to legal or administrative process or other encumbrance restricting their use;

If we have reason to believe the requested transaction is unauthorized;If circumstances beyond our control (such as fire, flood, or computer or communication failure) prevent the completion of the transaction, despite reasonable precautions that we have taken; or

Any other exception stated in our Agreement with you.

Your Liability for Unauthorized Transfers

Contact us at once if you believe your Card has been lost or stolen. Telephoning is the best way to minimize your possible losses. If you believe your Card or any code(s) tied to your Card Account have been lost or stolen, or that someone has transferred or may transfer money from your Card Account without your permission, call us at 1-855-5-AKIMBO (1-855-525-4626). Under Visa U.S.A. Inc. Operating Regulations, your liability for unauthorized Visa debit transactions on your Card Account is $0.00 if you are not grossly negligent or fraudulent in the handling of your Card. This reduced liability does not apply to PIN transactions not processed by Visa or ATM cash withdrawals. If you notify us within two (2) business days of any unauthorized transactions, you can lose no more than $50.00 USD if someone used your Card, Code(s), or Card Account without your permission. If you do not notify us within two (2) business days after you learn of the loss or theft of your Card and we can prove that we could have stopped someone from using your Card, Code(s), or Card Account without your permission if you had promptly notified us, you could lose as much as $500.00 USD.

Also, if you become aware of and/or your statement shows transactions that you did not make, notify us at once following the procedures stated in the paragraph labeled “Information About Your Right to Dispute Errors”. If you do not notify us in writing within sixty (60) days after you become aware of the transaction and/or after the statement was made available to you, you may not get back any value you lost after the sixty (60) days if we can prove that we could have stopped someone from taking the value if you had notified us in time and you are grossly negligent or fraudulent in the handling of your Card. If your Card has been lost or stolen, we will close your Card Account to keep losses down.

Information About Your Right to Dispute Errors

In case of errors or questions about your electronic transactions, call 1-855-5-AKIMBO (1-855-525-4626), write Akimbo Financial, Inc., P.O. Box 529, San Antonio, TX 78292, or email us at cardservices@akimbocard.com if you think your statement or receipt is wrong or if you need more information about a transaction listed on the statement or receipt. We must allow you to report an error until sixty (60) days after the earlier of the date you electronically access your Card Account, if the error could be viewed in your electronic history, or the date we sent the FIRST written history on which the error appeared. You may request a written history of your transactions at any time by calling us at 1-855-5-AKIMBO (1-855-525-4626), write us at Akimbo Financial, Inc., P.O. Box 529, San Antonio, TX 78292, or email us at cardservices@akimbocard.com. You will need to tell us:

1. Your name and Card Account number

2. Why you believe there is an error, and the dollar amount involved

3. Approximately when the error took place

If you provide this information orally, we may require that you send your complaint or question in writing within ten (10) business days.

We will determine whether an error occurred within ten (10) business days after we hear from you and will correct any error promptly. If we need more time, however, we may take up to forty-five (45) days to investigate your complaint or question. If we decide to do this, we will credit your Card within ten (10) business days for the amount you think is in error, so that you will have the use of the money during the time it takes to complete the investigation. If you do not have federal payments (for example, Social Security benefits, tax refunds or other government payments) deposited to your Card Account, we may not credit your Card. If we ask you to put your complaint or question in writing and you do not provide it within ten (10) business days, we may not credit your Card.

For errors involving new Cards, POS transactions, or foreign-initiated transactions, we may take up to ninety (90) days to investigate your complaint or question. For new Card Accounts, we may take up to twenty (20) business days to credit your Card Account for the amount you think is in error. We will tell you the results within three (3) business days after completing the investigation. If we decide that there was no error, we will send you a written explanation. Copies of the documents used in the investigation may be obtained by contacting us at the phone number or address listed at the beginning of this section. If you need more information about our error-resolution procedures, call us at 1-855-625-4626 or email chargebacks@akimbocard.com.

No Warranty Regarding Goods or Services as Applicable

We are not responsible for the quality, safety, legality, or any other aspect of any goods or services you purchase with your Card.

Privacy Policy – The Bancorp Bank

Rev. 07/2013

The Bancorp Consumer Privacy Notice

FACTS:	What Does The Bancorp Do With Your Personal Information?

Why?
Financial companies choose how they share your personal information. Federal law gives consumers the right to limit some, but not all, sharing. Federal law also requires us to tell you how we collect, share and protect your personal information. Please read this notice carefully to understand what we do.

What?	The types of personal information we collect and share depend on the product or service you have with us. This information can include:

■	Social Security Number and income

■	Account balances and transaction history

■	Credit history and credit scores

When you are no longer our customer, we continue to share your information, as described in this notice.

How? All financial companies need to share customers’ personal information to run their everyday business. In the section below, we list the reasons financial companies can share their customers’ personal information, whether The Bancorp shares your information, and whether you can limit this sharing.

Reasons We Can Share Your Personal Information	Does The Bancorp share?	Can you limit this sharing?
For our everyday business purposes — Such as to process your transactions, maintain your account(s), respond to court orders and legal investigations, or report to credit bureaus	Yes	No
For our marketing purposes — To offer our products and services to you	Yes	No
For joint marketing with other financial companies	No	We don’t share

For our affiliates’ everyday business purposes — Information about your transactions and experiences	No	We don’t share
For our affiliates’ everyday business purposes — Information about your creditworthiness	No	We don’t share
For nonaffiliates to market to you	No	We don’t share

Questions?	Call us, toll-free, at 1-855-625-4626, email us at cs@akimbocard.com, or visit us at https://akimbocard.com.

What We Do

How does The Bancorp protect my personal information?
To protect your personal information from unauthorized access and use, we use security measures that comply with federal law. These measures include computer safeguards and secured files and buildings.
We also limit access to information to those employees for whom access is necessary.

How does The Bancorp collect my personal information?
We collect your personal information when, for example, you:
▪ open an account or apply for a loan
▪ pay your bills or make a wire transfer
▪ provide account information

We also collect your personal information from others, such as credit bureaus, affiliates, or other companies.

Why can’t I limit all sharing? Federal law gives you the right to limit only:

■	sharing for affiliates’ everyday business purposes – information about your creditworthiness

■	affiliates from using your information to market to you

■	sharing for nonaffiliates to market to you

State laws and individual companies may give you additional rights to limit sharing.

Definitions

Affiliates                                Companies related by common ownership or control. They can be financial and nonfinancial companies.

■	Our affiliates include financial companies such as The Bancorp Bank and Bancorp Card Services Inc.

Nonaffiliates	Companies not related by common ownership or control. They can be financial and nonfinancial companies.

■	The Bancorp does not share your information with nonaffiliates.

Joint marketing	A formal agreement between nonaffiliated financial companies that together market financial products or services to you.

■	The Bancorp does not jointly market.